Exhibit 99.2

GlobeNewswire

Moderator:  Roger Pondel
February 25, 2010
4:00 p.m. CT

Operator:	Hello, my name is (Dawn) and I will be your conference operator today. At this time I would like to welcome everyone to the Autobytel Announces 2009 Year-end Financial Results conference call.

All lines have been placed on mute to prevent any background noise.  After the speaker's remarks there will be a question-and-answer session.  If you would like to ask a question during this time simply press star then the number one on your telephone keypad.

If you would like to withdraw your question, press the pound the key. I will now turn the call over to Roger Pondel, Investor Relations. Please go ahead.

Roger Pondel:
Thank you (Dawn).  Good afternoon everyone and welcome to Autobytel’s 2009 fourth quarter and year-end conference call.  With me on the line are Jeff Coats, President and Chief Executive Officer, and Curtis DeWalt, Chief Financial Officer.

Before we begin, I'd like to remind you that during today's call, including the Q&A session, any projections and forward-looking statements made regarding future events and the future financial performance of the Company are covered by the Safe Harbor Statement contained in today's press release and in the Company's filings with SEC.  Please note that actual events or results may differ materially from these forward statements.  Specifically refer to the Form 10-Q for quarter ended September 30, 2009, the Form 10-K for the year ended December 31 of 2008 and the Form 10-K for the year ended December 31, 2009, which is expected to be filed next week. These filings address factors and risks that could cause results to differ materially from those forward-looking statements.

Slides are included with today's presentation to help illustrate some of the points being made and discussed during the call.You can access them in the Investor Relations section of Autobytel's website at www.autobytel.com.  When you're there go to Investor Relations and then under News and Events click on Presentations.

I will now turn the call over to Jeff.

Jeff Coats:
Thank you, Roger.  Good afternoon everyone.  For Autobytel 2009 was a year characterized by reinvestment and refocus.  We better aligned our business for current industry dynamics and built a solid foundation from which we believe we can achieve our goals of top line growth and profitability. Against what turned out to be one of the worse automotive markets in almost a half century, we shifted our focus back to our core lead generation busi+
ness and identified ways to provide increasing value to automakers and auto dealers to help them market and sell new and used vehicles.

I am pleased that on February 10th, we received a letter from The NASDAQ Stock Market notifying us that we have regained compliance with the previously reported minimum $1.00 closing bid deficiency and that the matter is now closed. We consider this an important milestone in Autobytel's turnaround story.

Ongoing efforts to improve our websites by integrating data and content acquired as a result of our patent settlements, new partnerships we've developed in recent months and investments in talent to improve website operations and search engine marketing are contributing to our considerable progress in improving lead quality and increasing internally generated leads.

As expected, while revenues remain under pressure in the short-term, gross margins improved by approximately 400 basis points in fourth quarter of 2009 on top of 200 basis point gains in the third quarter.

By working more efficiently we reduced operating costs by an additional 4.8 percent on a sequential basis.  Thus we achieved significant gross margin improvement, substantially streamlined our cost structure, see signs of improvement in our dealer network, and in the last two months of the year generated positive cash flow.

While our industry struggled through 2009, our foresight to maintain a strong cash position, invest strategically when warranted and reduce spending where ROI hurdles were not being met helped us end the year with $25.1 million in cash.  We also remain debt free.

With the general economy now showing early signs of recovery and the auto industry is starting to generate some positive momentum, our strong balance sheet will allow us take advantage of opportunities as they present themselves especially as our auto industry customers begin to benefit from an improving sales environment. By way of example, as shown on slide three, in December 2009, U.S. new, light vehicle sales improved by 15 percent on a year-over-year basis, and in January of this year sales growth was six percent year-over-year. While we obviously are not out of the woods, there is definitely some evidence to suggest that the worst may be behind us.

Now I would like to turn things over to Curt who will provide a detailed review of our fourth quarter and full year results.  Curt?

Curtis DeWalt:
Thank you, Jeff.  Before I begin please note my comparisons to prior year Q4 results excluded the impact of $5.1 million of severance costs and $5.5 million of non cash impairment charges recognized in that quarter. We believe this provides a more representative depiction of our year-over-year performance.  You can find a detail review of our GAAP results for 2008 Q4 and full year in the earnings release we distributed earlier this afternoon as well as the slides we have posted to our website that were mentioned at the beginning of this call.

As shown on slide four, total revenues for Q4 were $12.2 million, down approximately nine percent from $13.4 million for 2009 Q3 related in part to the normal seasonal trends as well as Cash for Clunkers program which pulled demand forward into Q3 and then resulted in lower fourth quarter dealer inventory; and down 14 percent year-over-year.  The reduction in 2008 fourth quarter relates to general economic and automotive sector weaknesses, which also tracks to overall 2009 auto sales being down approximately 21 percent. As you know, the automotive sector struggled considerably throughout 2009 as dealers went out of business and many of those that remained reduced or stopped spending marketing dollars.  As a result our network of dealers producing revenue declined throughout the year. However, we did begin to see signs for improvement late in the fourth quarter.

Total auto lead revenue was off 7 percent from Q3 of this year and declined 7 percent from the prior year Q4, due principally to a reduction in a number of participating dealers, for the reasons previously noted.

Revenue generated from new and used retail dealers declined by 14 percent from Q3 2009 and by 16 percent compared to Q4 2008. Wholesale OEM lead delivery was the bright spot during the year even though we were negatively impacted by the General Motors and Chrysler bankruptcies.  In the fourth quarter OEM leads were up 10 percent over the previous third quarter and up 30 percent compared to Q4 2008. As dealerships struggled, OEMs have become more active participants in the lead marketplace and we plan to continue to leverage this opportunity for future growth.

At the end of 2009 fourth quarter we were serving 2,064 new car franchises, up from 2,021 in Q3 of 2009, but down from 2,651 in the prior year period.  Our used car dealer franchises totaled 924 at the end of 2009 Q4, roughly flat with 923 at the end of Q3 2009, but down from 1,106 in Q4 in 2008.

Finance lead revenue was off 13 percent from Q3 of this year and declined 39 percent from the prior year Q4, due principally to a reduction in the number of participating dealers and a decrease in revenue per participating dealer, as obtaining financing for subprime consumers has been difficult by any historical standards. We don’t expect to see a significant change in these dynamics in the near term, however anecdotal evidence from automotive news suggest that banks are just beginning to loosen credit guidelines making it a bit easier for subprime buyers to purchase vehicles again.

We delivered approximately 76,000 finance leads in 2009 Q4, 12 percent lower than in Q3 2009 and 25 percent lower than last year's Q4.  Financed dealer franchises totaled 221 at the end of 2009 Q4 compared with 186 at the end of 2009 Q3 and up from 214 in 2008 Q4.

Q4 advertising revenue declined 13 percent from 2009 Q3 and declined 25 percent from last year's Q4.  The decline in sequential advertising revenue is due to seasonality and a high number of page views experienced in Q3 of 2009, related to the Cash for Clunkers program, while the year-over-year decrease is related to the lower number of page views principally due to the elimination of certain third party traffic providers.  In 2009 we undertook efforts to improve the quality of the traffic by eliminating underperforming traffic sources. While this resulted in fewer page views but the performance of our advertising has improved. We believe we should be able to leverage this higher performance to secure OEMs and other auto related categories who are currently not advertising on our site and to eventually obtain higher advertising rates across the board in recognition of a more competitive marketing product.

There were approximately 32 million total web page views across the internet properties in 2009 Q4, down 33 percent from 48 million in Q3 2009 and 37 million in the year ago period. The sequential decrease is again related to a significant number of page views related to Cash for Clunkers in Q3 as well as the elimination of certain third party traffic sources. The year-over-year decline related to a greater focus on lead generation from our own websites versus driving increased page views as well as the elimination of certain third party providers.

Slide five illustrates the quarterly revenue by product line over the last two years.

In the current quarter we delivered approximately 664,000 auto leads compared with 675,000 in the prior quarter and 652,000 in last year's Q4.  The sequential decline in lead delivery was the result of a pull forward in customer demand generated by Cash for Clunkers program and seasonal fall-off. On a year-over-year basis the increase is due to a greater number of leads delivered directly to OEMs and through our wholesale network, partially offset by lower lead delivery to individual dealers.

Gross margins also benefited from increased number of internally generated leads and was 39.1 percent in 2009 Q4 up from 35.5 in Q3 of this year and 32.2 in Q4 of last year, excluding severance costs and good will impairment, which we took in that quarter. In Q4 2009 we also benefited from the realization of previous incurred advertising revenue.

Slide six clearly illustrates our substantial cost structure improvements over the past year.  Operating expenses declined by another 4.8 percent to $5.9 million from $6.2 million from the preceding third quarter, and by approximately 36 percent from the prior year period. Last year's fourth quarter total operating expenses were $9.2 million excluding severance charges and goodwill impairment.

Non-cash share base compensation in Q4 2009 was $319 thousand, down sharply from $979 thousand in last year's Q4.

The net loss for 2009 Q4 was $970 thousand or two cents per share, which included approximately $15,000 of income from discontinued operations primarily related to final release of funds from the escrow account that we established pursuant to the sale of our AVV business in January 2008. This represents a considerable improvement from the net loss of $4.5 million or ten cents per share excluding severance cost and related impairment in Q4 2008.

Before moving to the balance sheet I’d like to take a moment and give you a brief overview of the full year's results as seen on slide seven.  Revenue for 2009 totaled $52.9 million compared with $71.2 million for 2008. The net loss was $2.4 million or five cents per share for 2009, including $1.2 million of income for discontinued operations.

For 2008 the net loss was $79.9 million or $1.81 per share including severance related costs of $6.9 million noncash impairment charges totaling $57.6 million and $4.4 in income of discontinued operations. Excluding the severance costs and non-cash impairment charges the net loss for 2008 would have been $15.5 million or 35 cents per share.

Slide eight graphs the management of our cash to maintain flexibility in the current economic environment. We ended the year with slightly more than $25 million in cash and cash equivalents which equates to 56 cents per share.  This was down just $142 thousand from the third quarter.  And at the end of 2008 our cash and cash equivalent position was $27.4 million or 61 cents per share. And in March we expect to receive the final installment payment of $2.67 million in connection with a patent litigation settlement. Our balance sheet remains debt free.

The current ratio remains strong at 4.8 to one at the end of December 2009, up from 4.7 to one at the end of September, and a solid improvement from 3.3 to one at the end of December 2008.

While there was no impact on our net losses on our balance sheet or our cash flows for these periods during the second and third quarters of 2009.

The company’s income taxes were misstated with the provision for income taxes from continuing operations higher than actually reported and offsetting a like amount reported in the provision for income taxes from discontinued operations. The corrections to these quarterly financials are summarized in the tables to our press release and will be reflected in our form 10-K for the year-end of December 31st 2009, which we expect to file next week.

With that I’ll now turn the call back to Jeff.

Jeff Coats:
Thank you Curt.  We made steady and important progress throughout 2009, not only strengthening our brand and reputation in the marketplace, but beginning to strategically invest in our future. I believe that we ended the year in a significantly stronger position than we entered 2009 and that we moved into 2010 poised to return to top line growth and profitability.

Autobytel has been delivering value to the auto industry for 15 years. In that time we have witnessed many changes, some good, some not as good.  However, one thing has remained constant over that period of time, the internet’s ability to provide the most cost-effective, ROI driven performance-based marketing opportunities available to the auto industry to sell more new and used vehicles. Seventy percent of the 200 auto dealers that we surveyed last month for Autobytel’s 15th anniversary automotive internet dealership survey said they planned to increase their spending on internet marketing in 2010. Only 4 percent said they would decrease spending while the remainder said they would keep spending on a par with 2009.  All dealers surveyed said that their internet strategies had helped them through these challenging times. Automotive news recently reported from the National Automobile Dealers Association convention in Orlando, Florida that many dealers are forsaking other forms of advertising in favor of the internet. One dealer noted that he has reduced his advertising cost per car to $125 from $300 by focusing on the internet.  Given what we know about the industry’s need to protect its bottom line, these results and stories come as no surprise.

For Autobytel these dynamics provide us with a good backdrop against which to build on our greatest strengths, our OEM and dealer relationships and the products and services we provide them, as well as our suite of popular websites which provide valuable robust content to automotive consumers. Autobytel is once again ahead of the curve in providing our industry and consumers with the tools they need especially in a recovering economy.

Over the past year our web development team has brought significant functionality improvements to our suite of consumer facing websites. In addition to improving functionality of our sites and increasing their relevance based on current consumer demand and purchasing patterns, we have made substantial progress in growing our internal lead generation capabilities. As a result, gross margin and the quality of our leads have improved significantly.

As highlighted on slide nine, over the last several months we also completed strategic agreements with a wide array of automotive related businesses.  Building on our existing relationship with Kelley Blue Book, we are now providing Autobytel's millions of website users with KBB's used car evaluation data as well as their award winning editorial content, including current and historical auto reviews and advice articles.

In 2010, we will integrate additional KBB content including news and editorial new car market prices and their extensive video library. We are also providing consumers with vehicle reviews, comparison articles and related content from edmonds.com.  Additionally we have integrated Autodata Solutions’ best in class, still image vehicle photography and comprehensive U. S. vehicle pricing, regional incentive and specification data to enhance the information available on our websites.  We also recently launched a new best in class configurator allowing consumers to quickly and easily build and price their vehicles online with current factory packages and options.

In addition to incorporating tools and content from other top notch automotive websites we are regaining our own editorial voice and starting to give consumers a best of the web perspective.  Time and again in market, car buyers have demonstrated the importance of the internet to their vehicle purchase decisions.  In fact, according to a recent J. D. Power news release, 76 percent of new vehicle buyers now use the internet in their shopping process – a historical high.

We're continuing to integrate this and other data, content, tools, photos and graphics and are working toward a relaunch of autobytel.com with a new user interface and voice in the third quarter of this year.  During 2010, we anticipate that all of our sites will have undergone substantial improvements paving the way for increased lead generation of our websites and optimized advertising performance.  We intend to provide the most robust automotive experience anywhere on the web.

Slide 10 highlights the considerable progress we've made in increasing leads generated on our websites, which are generally among the highest quality. Since the first quarter of 2009, internally generated leads have grown by more than 9 times and we expect to continue to grow that number in the quarters ahead as our website improvement activities take further hold.

In addition to a larger percentage of leads from our own sites, we are now powering vehicle and dealer searches on lendingtreeautos.com giving our dealers even more exposure to serious and market car buyers.

To help keep the momentum going we recently welcomed back Autobytel veteran Steve Lind as our Executive Vice President of Corporate Development.  Steve is working to identify and integrate additional strategic partnerships.

Recently we rolled out an industry first lead product, icontrol by Autobytel, to better meet the needs of our large dealer customers.  icontrol puts dealers in charge of their leads by allowing them to configure those leads by lead source, model, territory or combination of all three.  Never before seen in the auto industry icontrol addresses something dealers have long been asking for – a way to match their lead mix to their inventory and local market conditions. This powerful platform is highly flexible, easy to use and controllable from either the dealership or dealer group level.  As anticipated initial dealer, response to icontrol has been overwhelmingly positive.

 At the same time, we are launching our Quality Advantage Program which provides real time lead deduplication from any source to remove the challenge and difficulties that duplicate leads can cause.  As the  only leads program in the industry to provide this capability, we are making it easier and more efficient for dealers to conduct business.

We have come a very long way in a relatively short amount of time since refocusing our operations and concentrating on those activities that we believe will result in both short and long-term value for our customers.  We continue to work to help OEMs and dealers market and sell vehicles and to provide innovative internet marketing solutions keeping Autobytel a “must- have” tool in their efforts to generate and close consumer automotive leads in the most cost effective way possible.

We entered 2010 reenergized and feeling optimistic about the future, with the most recent J. D. Power forecast indicating an improvement in new vehicle sales of $11.7 million, up 12 ½ percent from 2009, and with an increase of up to $15 million in 2012.  Over the coming year we will continue to develop and innovate programs to provide value to automobile automakers and dealers to help them sell more vehicles. We will enhance our websites with the industry’s best content to provide increasing value to consumers who are increasingly using the internet during the car buying process.  We will continue our efforts to run our operations as efficiently as possible to drive sustained profitability and grow shareholder value.  As a result of our efforts, we believe we will be able to show continued improvement in our gross margins and achieve our goals of top line growth and profitability in 2010.

We are convinced we are doing the right things to strengthen our position in the marketplace while using our financial flexibility to its utmost benefit.  Even in this economy, and perhaps because of it, strategic opportunities abound.  As I mentioned in prior calls the auto industry and its diverse segments are ripe for change and consolidation, and we are well positioned to benefit from this, and intend to.

 I look forward to speaking with you again soon to report on our continuing process.  Dawn, we will now take questions.

Operator:
If you would like to ask a question please press star and then the number one on your telephone keypad.  Again, if you would like to ask a question please press star and the number one on your telephone keypad.  We'll pause for just a moment.  Again, if you have a question press star one at this time.  Your first question comes from Brian Horey from Aurelian Management.

Brian Horey:
Thanks for taking my question.  Perhaps on some improved progress this quarter just a few questions.  You noted I think you said some signs of improvement in the dealer network.  Can you add a little bit of color to what you're seeing in terms of attracting additional dealers to the network?

Jeff Coats:
Well it’s always a mixed bag. As part of introducing some new products, icontrol in particular, we are seeing increased dealer interest.  And you know a large part of what keeps dealers in our network or coming into our network is our ability to send them high quality, good close rate leads.  The fact that we're now focusing or refocusing our efforts on generating more leads internally off of our own sites, which again generally are among the best quality, is a big plus for us. It's a big selling point for dealers as well.

Brian Horey:	Do you have any have any sense as to how much upside there is in the dealer count over the next two quarters.

Jeff Coats:	Well it's kind of difficult to prognosticate on that with the dealer count around 2,000 out of a universe of something around 15 or 16,000. We believe there is some upside here.

Just a few years ago we were more than double where we are now.  So I think as a result again of refocusing our efforts on our lead generation and our lead business, we will see an improvement in the dealer count.

Obviously, improvement in the dealer count is a top priority for us since it is a prime driver of our revenue.

Brian Horey:	Right. The OpEx was down a little bit more this quarter which is nice to see. Can you talk about where you found the incremental efficiencies in terms of OpEx?

Jeff Coats:	Curt, you want to talk about that?

Curtis DeWalt:
Yes.  Again it’s a number of things.  We reduced expenses as contracts came up for renewal, I’ll pick insurance premiums, at the beginning of the year we had leases, we have professional fees; there is just a whole host of things, literally down to the paper clips, that everybody has a different mindset around here in the way we spend money and when we count everything and at the end of the month, I mean there is just a lot more accountability and appreciation for what the expenses are. Its amazing how all that adds up.  The headcount and all has pretty much stabilized.  We've been watching the overtime.  Obviously in the case of the sales being off somewhat, commissions are down somewhat, but overall I think it's just really there is no one area you could point to; it's really a concerted effort across the full spectrum of expenses.

Brian Horey:	OK.

Jeff Coats:	I will tell you that you won't – you will not see any additional large reductions in operating expenses.

Brian Horey:	OK.

Jeff Coats:	We're …

Brian Horey:	Well, that’s kind of what you said last quarter and you did better than that so I'm just wondering if maybe there is some more upside?

Jeff Coats:
No, we're always going to try to do a little bit better than that, but we're also kind of turning the corner moving into a new year, and we're reinvesting in the business a little bit and bringing in a few additional people to drive things forward, so…

Brian Horey:	OK.

Curt DeWalt:	That could make the distinction between expenses and investments so while some of the numbers may go back up they're hopefully going to also be paying for themselves.

Brian Horey:	Right. I think I heard you mention, I just wanted to confirm this, did you say that since Q1 the number of internally generated leads has increased 9X did I hear that?

Jeff Coats:	Yes. You did.

Brian Horey:	OK. Which has had obviously a great impact on your gross margin? What kind of upside do you think there is from year-end gross margin and the ability to drive more organic lead volume?

Jeff Coats:
Well I don't think we will see an increase of 9 times during 2010.  We will see additional pick up.  Not really sure quite yet where it will settle out.  Part of that will be a result of what's going on in the market for new cars.

And as I said in the remarks, there are some early signs of improvement but until unemployment gets straightened out and auto financing is widely available, there are still going to be issues.  So I think we'll see an increase but not that dramatic.

Brian Horey:	OK.

Jeff Coats:	And in terms of gross margin, we are optimistic about some further material improvements in gross margin.

Brian Horey:
OK.  And then one last question in terms of the lead volume and the impact of car sales and all that kind of stuff.  I mean we all obviously all understand the impact of Cash for Clunkers.  But if I look at the SAR data for the last few months, I mean there has been a pick up in that and even if you kind of look at the last few years, it looks like your kind of Q3 to Q4 new car lead revenue was down a little bit more this year then prior years.

I mean is there anything else going on besides the Cash for Clunkers effect?

Jeff Coats:
Not really.  I mean there is still a little bit of the malaise in the marketplace this year because of what has happened or last year rather in 2009.  But the two big drivers really were a demand pulled forward into the third quarter driven by Cash for Clunkers which then resulted in a lack of inventory on dealership lots.

Because the 2009’s were pretty well sucked out of the system through Cash for Clunkers because dealers had already pretty well managed down their inventories during the course of the year.

And then the 2010 models were not delivered in nearly the volumes of past years and were a little bit later.  I mean remember factories for certain manufacturers were closed entirely or production was cut back.

So it was really – there was a lack of inventory in the system. We heard that over and over again. So dealers are not going to buy leads if they don't have cars to sell.

Brian Horey:	Yes. Are you getting a sense that kind of things are back to a more stable inventory environment and selling environment as we're in the New Year versus where we were in fourth quarter?

Jeff Coats:
I think things are getting back to normal.  I was down in Orlando ten days ago for the National Automobile Dealers Association and I can tell you the difference between 2010 NADA and 2009 was pretty dramatic.

Last year was like a wake, and this year there were a lot of optimistic people, so I think people are pushing forward.  The attitudes look good, and I think the OEMs are giving off better vibes this year than they were last year.

Brian Horey:	OK. Thanks very much for your time and congrats on all the progress in the quarter.

Jeff Coats:	Thank you. Thanks for your interest Brian.

Operator:	Your next question comes from the line of Richard Mansouri with Dellacamera Capital.

Richard Mansouri:
Yes.  Thank you.  I want to talk about a topic that we've spoken about it seems like many, many times, Jeff, as a matter of fact I'm looking at a transcript from last year's conference call dated March 12th of 2009, and one of the questions comes from and I focus on the cash and it says here I said, "So I guess, I'm just trying to understand why the company, why the board hasn’t authorized an open market share repurchase program for at least some portion of the cash that the company has."

Now this was a year ago, and you're response according to this transcript is "Richard, as you know from prior conversations that you and I have had that the Board is in fact considering a lot of different strategic alternatives.  We are in fact discussing the possibility of some sort of a stock buy back.  There have been no decisions made at this point in time."

Then there is a lot of other text.  Then you end that paragraph by saying "that doesn’t mean that we are saying we are not going to do a stock buy back. It just means that we're currently considering that among other options."

So I'm hearing some positive progress on the operational front which you guys should be commended for this one year.  So I guess my question is what is it that you're currently considering that would be better than utilization of cash to buy back stock because we're in a close to historically low interest rate environment and we've been hearing the same thing about the board or the company considering this usage for probably more than a year.  Can you just comment on that please?

Jeff Coats:	Richard as always such a pleasure to talk to you.

Richard Mansouri:	And it's so nice that you can say that with a straight face, but I don't know if you're saying it with a straight face or not but thank you.

Jeff Coats:
I can say it with a straight face.  You're right those were my remarks last year.  I think in the context I can tell you at that point and time the board was considering a lot of different options.  If we look back to March of last year the stock was close to an all time low.  We made the decision obviously, not to implement a stock an open market stock buy-back last year.

Candidly, because of current market conditions, the market conditions at that time, our market conditions, not the stock market but the automotive market conditions, where two of our biggest customers were on the brink of filing bankruptcy and decided it was better to conserve our cash.  We currently believe that there are other better uses for our cash than to implement a stock buy-back.  There are numerous strategic opportunities in the marketplace.

I have repeatedly said that we are in the midst of looking at those opportunities.  The best that I can say right now with regards to that is stay tuned.  If you're only in the stock hoping that we're going to do a stock buy-back, I'm not going to say anything today that's going to make you happy.  And that's about as candid and honest as I can be.

Richard Mansouri:
And it's appreciated your candor. I don't know anyone who's in the stock for just a buy-back. I'm just trying to understand the company’s thinking.  And again, we're not saying that you've done anything imprudent with the cash, its right to be prudent.  It's just a question that has been on our mind some time because you have to admit the company has been sitting on a fair amount of cash in the context of the overall market cap of this company for some time. Would you not agree?

Jeff Coats:
Yes, I would.  I would agree. I mean your question is not surprising nor imprudent at all. I completely agree.  Again, I would say given the circumstances and the period of time, there are some incredibly interesting opportunities.  So I guess I would say just be patient a little longer.

Richard Mansouri:	OK. It’s appreciated. Thanks, once again.

Operator:	Your next question comes from the line of William Martin with Raging Capital.

William Martin:	All right. Good afternoon gentlemen. How are you?

Jeff Coats:	Hi Bill. You?

William Martin:	Just curious. Without the Cash for Clunkers which pulled ahead a lot of business, do you think you would have been so cash flow positive for the full quarter?

Jeff Coats:
For the full quarter well it would be reasonable to assume that.  There was a big demand-pull forward and it's kind of interesting because a lot of people believed even in the July time frame that Cash for Clunkers was only going to pull forward demand.  It was not really going to increase overall demand and that is what ended up happening perhaps in large part because there was not enough inventory in the system to support higher sales.  It really did suck a lot of inventory out of the system.

William Martin:	Right. Looking at the substantial increase in organic leads -- first off congratulations – it’s tremendous progress. Just curious what are you doing there and how sustainable is it?

Jeff Coats:
You know a portion of it is just basic blocking and tackling.  Some of it is just fixing things with the websites that needed to be fixed, doing some upgrades and better focus on search marketing.  Most of this has been generated thus far with search marketing, which is of course is paid.  We've begun doing, excuse me, doing some search optimization but haven't been able to do as much of that while we're in the process of basically fixing and upgrading the websites.

We've come a pretty long way in terms of fixing the things that needed to be fixed, improving and optimizing the sites and beginning to integrate the content and technology and reviews, photos and everything that we've gotten out of the various transactions that we've done.  So we believe that this year we will be able to see a nice improvement in our search optimization activities.  Sustainable, yes.

William Martin:	Great. Are you starting to see the automakers spend money again on advertising?

Jeff Coats:	They are starting to spend money on advertising particularly with new launches that are coming out this year. There's a lot of interesting stuff going on so we are beginning to see it, yes.

William Martin:	And given the consolidation in the dealer space what can you just talk about your initiatives to better target some of the larger auto dealer networks and also some of the auto OEMs?

Jeff Coats:
Sure.  We already do business with a significant number of the OEMs, probably a significant majority of the OEMs in one form or another.  Different OEMs have different types of corporate lead programs so we participate with each one on their respective bases.  We have been increasing our penetration in the OEMs.  We recently have been part of some new programs with some new OEMs that we haven't done business with for a while.

We are working on some additional, we are in discussions with some additional OEMs either directly or indirectly for additional business.  With regards to the dealer groups, we do business with many if not most of the large dealer groups, but there're interesting animals. Just because you do business with a large dealer group does not mean you have all of the dealers in that dealer group signed up on your program.  What you kind of get from most of them, not all, there are always exceptions, are a bit of a hunting license. You get a blessing from corporate to then go out and market to the individual dealerships within the dealer group to have them sign up for your program.

Some provide you a little bit more help in that than others, but it's not dramatically different from just going out and signing up dealers.  We do think that some of the new products that we're working on like icontrol that we recently announced should help, and preliminarily seem to be helping us pretty significantly.  Because icontrol gives the dealer groups at the corporate office much more control and visibility over what they're doing so they can allocate all the way down to the dealership level all the way down to the make and model and turn them up and turn them down from a territory standpoint so there's a lot of functionality, which is very helpful for the large leader groups.  So we do think this will help us from a penetration standpoint within the dealership groups that we're already in and for signing up new ones.

It's been very well received thus far.

William Martin:	Great, and Jeff I'm just curious how is your thinking evolved about strategic opportunities in the sector given the pretty dramatic fundamental improvement in the business?

Jeff Coats:	The opportunities are seemingly still there.

William Martin:	You're just in a better position?

Jeff Coats:
Yes.  Well you know our stock is stronger.  Our results are obviously doing better.  We are regaining credibility in the marketplace, and as you well know being in a transactions mode a buyer has to have credibility with a seller regardless of the form of the transactions.

So I think I'm cautiously optimistic about what will occur during 2010.

William Martin:	Should I read that last part of that statement in saying that you're more likely to be a buyer of assets than a seller or were you just using an example there?

Jeff Coats:	Well my general counsel is sitting here shaking his head. But I really would like to answer that. So I'm going to answer that. We are more likely to be a buyer.

William Martin:
Got it.  OK.  Well, Jeff, if I could weigh in with my two cents on the stock buy-back topic real quick.  I would say as a large shareholder I would note that while perhaps large is a percentage of the company's total market cap, your cash that is, in the grand scheme of things it's not a large amount of money.

And I really believe the optionality of that cash is extremely valuable so I like having you guys sitting tight with it right now. So thank you for all your hard work. It is greatly appreciated.

Jeff Coats:	Thank you. We appreciate your support and interest.

Operator:	Again if you would like to ask a question please press star one on your telephone keypad. You have a question from the line of Robert Setrakian with Helios.

Robert Setrakian:	Hi guys, congratulations. Really on the great quarter and great year in difficult environment. You have made a lot of progress.

Jeff Coats:	Thank you Robert.

Robert Setrakian:
I'm going to ask a question I think for the first time in ten quarters I'm going to break my record and not make any comments or ask any questions about the stock buy-back or insider buying, but I'll focus on something else this time.

In the press release it says, "We generated positive cash flow for the month of November and December." Is this a trend that you expect to continue going forward?

Jeff Coats:
Since – well let me equivocate as much as possible on my answer.  You know we are not planning to give guidance.  So I think what you can look at are the other comments that I made in the remarks related to returning the top line growth and profitability in 2010.

We do reasonably expect to believe to be – that we will be profitable in 2010.

Robert Setrakian:
Yes.  I mean if you do the math and if you extrapolate on the month of November and December and you do the math on the comments that you’ve made one should reasonably expect the trend to continue, which is excellent.

And this is all based obviously on a certain SAR level in industry if we have a little bit of an improvement there then we could really do well.  That’s the way I read it, and hopefully I'm reading it correctly.

Jeff Coats:	It's probably a reasonable assessment. I mean obviously a big part of the improvement has been related to a big improvement in cost of revenue.

Robert Setrakian:	Yes.

Jeff Coats:	And we continue to believe that we have ways to continue to improve our cost of revenue. And that will eventually …

Robert Setrakian:	Great.

Jeff Coats:	… have a big impact and as our sales recover during the course of the year. Things should naturally flow from there.

Robert Setrakian:	Great. Congratulations. Thank you again.

Jeff Coats:	Thank you, Robert.

Operator:	There are no further questions in queue. I would now like to turn the call over to Jeff Coats for closing remarks.

Jeff Coats:
Well, I guess I'm pretty well burned out on additional remarks.  You know we appreciate everybody's support.  As I said to Richard, please stay tuned.  We do believe 2010 is going to be a very dynamic year for us this year.

It certainly looks like the general economy is beginning to recover.  The automotive economy seems to be showing signs of growth, and we do believe we will benefit from that in a myriad of ways.  So, thank you again, and we look forward to speaking to you all soon.

Thank you, Operator.

Operator:	You're welcome sir. This concludes today's conference call. Thank you for participating. You may now disconnect.
END

February 25, 2010
Autobytel

Q4 and Full Year
2009 Results

Copyright © 2010 Autobytel Inc.

The statements contained in this presentation that are not historical facts are forward-
looking statements under the federal securities laws. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, such forward-looking statements. Autobytel undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are continuing adverse general economic conditions, the economic impact of terrorist attacks or military actions, increased dealer attrition, pressure on dealer fees, increased or unexpected competition, the failure to successfully launch new products and services, failure to retain key employees or attract and integrate new employees, that actual costs and expenses exceed the charges taken by Autobytel, changes in laws and regulations, costs of defending lawsuits and undertaking investigations and related matters and other matters disclosed in Autobytel's filings with the Securities and Exchange Commission. Investors are strongly encouraged to review our annual report on Form 10-K for the year ended December 31, 2008, and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect operating results and the market price of the company’s stock. In addition, the current year financial information could be subject to a change as a result of subsequent events or the finalization of our financial statement close which culminates with the filing of our Form 10-K.
Safe Harbor Statement

Quarterly US Light Vehicle Sales (Millions)
3.6
3.8
3.4
2.5
2.2
2.6
3.0
2.6
Q108
Q208
Q308
Q408
Q109
Q209
Q309
Q409

Annual US Light Vehicle Sales (Millions)
16.5
16.1
13.2
10.4
11.7
13.6
15.0
2006
2007
2008
2009
2010F
2011F
2012F

Copyright © 2010 Autobytel Inc.

Comments
•  July / August 2009 vehicle sales boosted by “Cash for Clunkers”
•  Year over year increase of 15% in December 2009 versus December 2008
•  JD Power forecasts 2010 US light vehicle sales up 12.5% to 11.7M; growing 44% to 15M by
 2012
Source: Automotive News, JD Power & Associates
Auto Industry Sales

Q108	Q208	Q308	Q408	Q109	Q209	Q309	Q409
Revenue	$20.7	$19.0	$17.3	$14.2	$13.9	$13.4	$13.4	$12.3
Gross Margin (1)	33%	36%	36%	32%	36%	33%	35%	39%
Adjusted OPEX (2)	$16.2	$12.4	$10.4	$9.3	$7.7	$6.3	$6.2	$5.9
% of Revenue	*78%*	*65%*	*60%*	*65%*	*56%*	*47%*	*46%*	*48%*
Adjusted Loss from Cont Ops (3)	**($8.8)**	**($5.3)**	**($4.0)**	**($4.5)**	**($2.6)**	**($0.7)**	**($1.2)**	**($1.0)**
Reconciling Items	*$2.7*	*($52.1)*	*($1.8)*	*($10.6)*	*$2.2*	*($0.3)*	*$0.0*	*$0.0*
Loss from Continuing Ops	**($6.1)**	**($57.4)**	**($5.8)**	**($15.1)**	**($0.4)**	**($1.0)**	**($1.2)**	**($1.0)**
Discontinued Operations	$4.1	$0.1	$0.2	$0.0	$0.0	$1.3	$0.4	$0.0
Net Loss	**($2.0)**	**($57.3)**	**($5.6)**	**($15.1)**	**($0.4)**	**($0.3)**	**($0.8)**	**($1.0)**
Change in Cash Balance	$1.5	$6.6	($3.5)	($4.8)	($1.6)	$1.0	($1.5)	($0.1)
Operating Cash Flow	($5.6)	($6.7)	($2.9)	($4.8)	($1.6)	($0.8)	($2.0)	($0.2)

Copyright © 2010 Autobytel Inc.

1 - Excludes MyRide.com impairment charges of $4.3M and severance of $300k in Q4 2008
2 - See slide #6 in this set for GAAP to Adjusted OPEX reconciliation
3 - See slide #7 for GAAP to Adjusted Loss from Continuing Ops reconciliation
Financial Overview
$ Millions, except gross margin

4.3
3.0
4.0
1.9
8.7
2.9
2.7
3.8
1.7
7.7
2.5
2.7
5.3
1.6
8.6
1.8
2.8
5.0
1.5
8.0
1.6
2.7
4.5
1.4
7.1
1.9
1.9
2.9
1.2
6.3
1.7
1.5
3.0
1.2
6.5
1.8
1.4
3.0
1.1
6.1
1.6
1.3
3.1
1.0
6.3
1.4
1.1
3.4
0.9
5.4
Q307
Q407
Q108
Q208
Q308
Q408
Q109
Q209
Q309
Q409
New Car Leads
Used Car Leads
OEM Leads
Finance Leads
Website Advertising

Quarterly US Light Vehicle Sales (Millions)
3.6
3.8
3.4
2.5
2.2
2.6
3.0
2.6
Q108
Q208
Q308
Q408
Q109
Q209
Q309
Q409

Copyright © 2010 Autobytel Inc.

Comments
• Q4 historically the lowest seasonal quarter in terms of revenue
• OEM revenue stable throughout 2009
•Improved ROI by removing underperforming traffic sources
Revenue Results
Source: Automotive News
Autobytel Revenue

Adjusted Operating Expenses
$ Millions
18
16
14
12
10
8
6
4
16.2
12.4
10.4
9.3
7.7
6.3
6.2
5.9
Q108
Q208
Q308
Q408
Q109
Q209
Q309
Q409

	Q108	Q208	Q308	Q408	Q109	Q209	Q309	Q409	Q4 YOY
GAAP OPEX	$13.5	$64.5	$12.2	$15.3	$5.5	$6.6	$6.2	$5.9	($9.4)
Dealix	2.7				2.7				$0.0
Impairment Charges		(52.1)		(1.2)					$1.2
Severance			(1.8)	(4.8)	(0.5)				$4.8
Tender Defense						(0.3)			$0.0
Adjusted OPEX	**$16.2**	**$12.4**	**$10.4**	**$9.3**	**$7.7**	**$6.3**	**$6.2**	**$5.9**	**-37%**

Copyright © 2010 Autobytel Inc.

GAAP Reconciliation
Cost Reductions

Actual FY08	Actual FY09	FY08 vs FY09 $	FY08 vs FY09 %
Total Revenue	$71,159	$52,918	($18,241)	-26%
Cost of Revenue	$51,384	$33,986	$17,398	-51%
Gross Profit	$19,775	$18,932	($843)	-4%
Gross Margin	*28%*	*36%*		
Total Operating Expenses	$105,430	$24,122	$81,308	-337%
Operating Loss	($85,655)	($5,190)	$80,465	-94%
Discontinued Operations	$4,393	$1,179	($3,214)	-73%
Interest & Other Income	$1,346	$1,028	($318)	-24%
Income Tax Benefit	$0	($606)	($606)	n.a.
Net Income (Loss)	($79,916)	($2,377)	$77,539	-97%

FY08 Includes $57.6M for Impairment charges; $6.9M for Severance costs

	Q108	Q208	Q308	Q408	Q109	Q209	Q309	Q409
GAAP Loss from Cont. Ops.	($6.1)	($57.4)	($5.8)	($15.1)	($0.4)	($1.0)	($1.2)	($1.0)
Reconciling Items								
Dealix Settlement	2.7	0.0	0.0	0.0	2.7	0.0	0.0	0.0
Impairment Charges	0.0	(52.1)	0.0	(5.5)	0.0	0.0	0.0	0.0
Severance	0.0	0.0	(1.8)	(5.1)	(0.5)	0.0	0.0	0.0
Tender Offer Costs	0.0	0.0	0.0	0.0	0.0	(0.3)	0.0	0.0
Total Reconciling Items	$2.7	($52.1)	($1.8)	($10.6)	$2.2	($0.3)	$0.0	$0.0
Adjusted Loss from Cont. Ops.	($8.8)	($5.3)	($4.0)	($4.5)	($2.6)	($0.7)	($1.2)	($1.0)

autobytel

Copyright © 2010 Autobytel Inc.

Income Statement
FY09 vs. FY08

Cash & Cash Equivalents
35,000,000
30,000,000
25,000,000
20,000,000
15,000,000
10,000,000
5,000,000
-
1/1/09
2/1/09
3/1/09
4/1/09
5/1/09
6/1/09
7/1/09
8/1/09
9/1/09
10/1/09
11/1/09
12/1/09

Copyright © 2010 Autobytel Inc.

Comments      Cash Per Share
• Cash balance at December 31, 2009 equaled $25.1M ......................................... $0.56
• Additional sources of cash not carried on balance sheet
 •Final settlement payment of $2.7M due in March 2010 …..…………………. $0.06
      $0.62
Cash

Copyright © 2010 Autobytel Inc.

	Q1 2010	Q2 2010	Q3 2010	Q4 2010

•Done: Soft re-launch of
Autobytel.com
(configurator, compare
tool, updated home
page, rebuilt new & used
vehicle research, better
user experience,
Edmunds and Kelley
Blue Book reviews)
•Additional Edmunds &
Kelley Blue Book content
integration (advice, car
comparisons, and other
articles)
		•Blog - Daily automotive news and features •Kelley Blue Book video integration •Email rebate alerts for customer retention •Enhanced Video	•Formal re-launch of Autobytel.com with new user interface •Consumer ratings, reviews, and article comments •Custom RSS feeds for articles & news	•Reliability ratings •Dealer ratings •Mobile tools
Ongoing
•Consumer research (usability, focus groups and surveys)
•Multivariate website testing
•Differentiation of primary properties vs. each other and competition; incremental improvements to secondary sites
•SEO optimization
•Increase SEM on all sites
•More in-depth car reviews and other content by Autobytel staff (developing our own voice)
•Syndication partnerships

Autobytel.com®, its network of automotive sites including Autoweb.com®, AutoSite.com®, Car.comsm, CarSmart.com®,
CarTV.com®, and MyRide.com®,

Site Leads as Percent of Total
Q1 2008
Q2 2008
Q3 2008
Q4 2008
Q1 2009
Q2 2009
Q3 2009
Q4 2009

Copyright © 2010 Autobytel Inc.

Website Leads Increasing